As filed with the Securities and Exchange Commission on March 27, 2017

Registration Nos. 333-204613

333-137087

333-98867

333-90706

333-81404

333-56444

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-204613)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-137087)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-98867)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-90706)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-81404)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-56444)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Popeyes Louisiana Kitchen, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	58-2016606
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

400 Perimeter Center Terrace, Suite 1000

Atlanta, Georgia 30346

(404) 459-4450

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Popeyes Louisiana Kitchen, Inc. 2015 Incentive Plan

AFC Enterprises, Inc. 2006 Incentive Stock Plan

AFC Enterprises, Inc. 2002 Incentive Stock Plan

AFC Enterprises, Inc. Employee Stock Purchase Plan

AFC Enterprises, Inc. Deferred Compensation Plan

AFC Enterprises, Inc. 1992 Stock Option Plan

AFC Enterprises, Inc. 1996 Nonqualified Performance Stock Option Plan-Executive

AFC Enterprises, Inc. 1996 Nonqualified Performance Stock Option Plan-General

AFC Enterprises, Inc. 1996 Nonqualified Stock Option Plan

AFC Enterprises, Inc. Substitute Nonqualified Stock Option Plan

(Full titles of plans)

With a copy to:

Harold M. Cohen General Counsel, Chief Administrative Officer and Corporate Secretary Popeyes Louisiana Kitchen, Inc. 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346 (404) 459-4450	Kara L. MacCullough, Esq. Greenberg Traurig, P.A. 401 East Las Olas Boulevard Suite 2000 Fort Lauderdale, FL 33301 (954) 765-0500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Amendments”) are being filed by Popeyes Louisiana Kitchen, Inc. (the “Company”) (f/k/a AFC Enterprises, Inc.) to withdraw and remove from registration all shares of the Company’s common stock, $0.01 par value per share (the “Shares”) remaining unissued and unsold under the following Registration Statements on Form S-8 (each a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-204613 filed with the SEC on June 1, 2015, registering the offer and sale of an aggregate of 3,029,000 Shares, issuable under the Popeyes Louisiana Kitchen, Inc. 2015 Incentive Plan;

•	Registration Statement No. 333-137087 filed with the SEC on September 1, 2006, registering the offer and sale of an aggregate of 3,298,985 Shares, issuable under the AFC Enterprises, Inc. 2006 Incentive Stock Plan;

•	Registration Statement No. 333-98867 filed with the SEC on August 28, 2002, registering the offer and sale of an aggregate of 4,500,000 Shares, issuable under the AFC Enterprises, Inc. 2002 Incentive Stock Plan;

•	Registration Statement No. 333-90706 filed with the SEC on June 18, 2002, registering the offer and sale of an aggregate of 750,000 Shares, issuable under the AFC Enterprises, Inc. Employee Stock Purchase Plan;

•	Registration Statement No. 333-81404 filed with the SEC on January 25, 2002, registering an aggregate of $5,000,000 of deferred compensation obligations arising under the AFC Enterprises, Inc. Deferred Compensation Plan; and

•	Registration Statement No. 333-56444 filed with the SEC on March 2, 2001, registering the offer and sale of (i) 1,091,804 Shares issuable pursuant to AFC Enterprises, Inc. 1992 Stock Option Plan, (ii) 1,004,992 Shares issuable pursuant to AFC Enterprises, Inc. 1996 Nonqualified Performance Stock Option Plan-Executive, (iii) 527,412 Shares issuable pursuant to AFC Enterprises, Inc. 1996 Nonqualified Performance Stock Option Plan-General, (iv) 4,055,422 Shares issuable pursuant to AFC Enterprises, Inc. 1996 Nonqualified Stock Option Plan, and (v) 319,575 Shares issuable pursuant to AFC Enterprises, Inc. Substitute Nonqualified Stock Option Plan.

On February 22, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 21, 2017, with Restaurant Brands International Inc., a corporation existing under the laws of Canada (“Parent”), Restaurant Brands Holdings Corporation, a corporation existing under the laws of Canada (“Intermediate Parent”), and Orange, Inc., a Minnesota corporation and an indirect subsidiary of Parent (“Sub”).

Pursuant to the Merger Agreement, on February 27, 2017, Sub commenced a tender offer (the “Offer”) to acquire all of the outstanding Shares for $79.00 per Share (the “Offer Price”) in cash, net of applicable withholding taxes and without interest, upon the terms and subject to conditions set forth in the offer to purchase, the related letter of transmittal and other related materials, each dated February 27, 2017 and in each case as amended or supplemented from time to time.

The Offer expired at one minute following 11:59 p.m. (12:00 midnight), Eastern time, on March 24, 2017. All Offer conditions were satisfied. As a result of (i) Sub’s acceptance of the Shares validly tendered in the Offer and (ii) the issuance by the Company of Shares to Sub (pursuant to Sub’s decision to exercise the option irrevocably granted to Sub (the “Top-Up Option”) to purchase additional Shares, at a price per share equal to the Offer Price and on the terms and subject to the conditions set forth in the Merger Agreement), Sub acquired a sufficient number of Shares to complete the merger of Sub with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”) without a vote of the shareholders of the Company pursuant to Section 302A.621 of the Minnesota Business Corporation Act, as amended (the “MBCA”). Accordingly, following the consummation of the Offer, Parent and Sub effected the Merger pursuant to Section 302A.621 of the MBCA, with the Company continuing as the surviving corporation in the Merger and thereby becoming an indirect, wholly-owned subsidiary of Parent. In the Merger, each Share (other than Shares (i) issued and outstanding immediately prior to the time at which the Merger became effective (the “Effective Time”) that were directly owned by Sub at the Effective Time (including all Shares accepted for payment pursuant to the Offer, whether or not such Shares were registered in the name of Sub or any of its affiliates) or by any subsidiary of the Company and (ii) as to which dissenters’ rights have been perfected (and not withdrawn) in accordance with applicable law)) that was issued and outstanding immediately prior to the consummation of the Merger was converted into the right to receive the Offer Price.

As a result of the Merger, the offerings of the Company’s Shares pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company files these Amendments to terminate the effectiveness of the Registration Statements and to remove from registration all of the Shares registered but unsold under the Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 27 day of March, 2017.

Popeyes Louisiana Kitchen, Inc.

By:	/s/ Harold M. Cohen
Name:	Harold M. Cohen
Title:	General Counsel, Chief Administrative Officer and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.